EXECUTION VERSION
U.S. $250,000,000
364-DAY TERM LOAN CREDIT AGREEMENT
Dated as of April 9, 2020
Among
EASTMAN CHEMICAL COMPANY
as Borrower
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
CITIBANK, N.A.
as Administrative Agent
CITIBANK, N.A.
BOFA SECURITIES, INC.
JPMORGAN CHASE BANK, N.A.
and
MIZUHO BANK, LTD.
as Joint Lead Arrangers
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
and
MIZUHO BANK, LTD.
as Syndication Agents

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms
SECTION 1.02. Computation of Time Periods
SECTION 1.03. Accounting Terms
ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. Commitments
SECTION 2.02. Making the Advances
SECTION 2.03. [Reserved]
SECTION 2.04. [Reserved]
SECTION 2.05. Fees
SECTION 2.06. Optional Termination or Reduction of the Commitments
SECTION 2.07. Repayment of Advances
SECTION 2.08. Interest on Advances
SECTION 2.09. Interest Rate Determination
SECTION 2.10. Optional Conversion of Advances
SECTION 2.11. Prepayments of Advances
SECTION 2.12. Increased Costs
SECTION 2.13. Illegality
SECTION 2.14. Payments and Computations
SECTION 2.15. Taxes
SECTION 2.16. Sharing of Payments, Etc.
SECTION 2.17. Evidence of Debt
SECTION 2.18. Use of Proceeds
SECTION 2.19. [Reserved]

SECTION 2.20. [Reserved]
SECTION 2.21. Defaulting Lenders
SECTION 2.22. Mitigation Obligations; Replacement of Lenders
ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent to Effectiveness of Amendment and Restatement
SECTION 3.02. Determinations Under Section 3.01
ARTICLE IV REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Company
ARTICLE V COVENANTS OF THE COMPANY
SECTION 5.01. Affirmative Covenants
SECTION 5.02. Negative Covenants
SECTION 5.03. Financial Covenant
ARTICLE VI EVENTS OF DEFAULTS
SECTION 6.01. Events of Default
ARTICLE VII [Reserved]
ARTICLE VIII THE AGENT
SECTION 8.01. Appointment and Authority
SECTION 8.02. Rights as a Lender
SECTION 8.03. Exculpatory Provisions
SECTION 8.04. Reliance by Agent
SECTION 8.05. Indemnification
SECTION 8.06. Delegation of Duties
SECTION 8.07. Resignation of Agent
SECTION 8.08. Non-Reliance on Agent and Other Lenders.
SECTION 8.09. Other Agents.
2

SECTION 8.10. Certain ERISA Matters.
ARTICLE IX MISCELLANEOUS
SECTION 9.01. Amendments, Etc.
SECTION 9.02. Notices, Etc.
SECTION 9.03. No Waiver; Remedies
SECTION 9.04. Costs and Expenses
SECTION 9.05. Right of Set-off
SECTION 9.06. Binding Effect
SECTION 9.07. Assignments and Participations
SECTION 9.08. Confidentiality
SECTION 9.09. [Reserved]
SECTION 9.10. Governing Law
SECTION 9.11. Execution in Counterparts
SECTION 9.12. [Reserved]
SECTION 9.13. Jurisdiction, Etc.
SECTION 9.14. [Reserved]
SECTION 9.15. [Reserved]
SECTION 9.16. Power of Attorney
SECTION 9.17. Patriot Act
SECTION 9.18. No Fiduciary Duties
SECTION 9.19. [Reserved]
SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions
SECTION 9.21. Waiver of Jury Trial

Schedules
3

Schedule I -   Commitments
Schedule 4.01(d)  - Disclosed Litigation
Schedule 4.01(i) - Tax Sharing Agreements
Schedule 4.01(m) - Environmental Matters
Schedule 5.01(d) - Tax Filings with Any Person Other than the Borrower and its Subsidiaries
Schedule 5.02(a) - Leases

Exhibits
Exhibit A  - Form of Note
Exhibit B  - Form of Notice of Borrowing
Exhibit C  - Form of Assignment and Assumption
Exhibit D  - Form of Opinion of Counsel for the Borrower
Exhibit E  - Form of Compliance Certificate

4

364-DAY TERM LOAN CREDIT AGREEMENT
Dated as of April 9, 2020
EASTMAN CHEMICAL COMPANY, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) identified on Schedule I hereto and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, Building Ops II, Floor 2, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications and (b) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.
“Agreement” means this 364-Term Term Loan Credit Agreement dated as of April 9, 2020.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or

Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Lending Office” means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 A- or A3 or above	0.500%	1.500%
Level 2 BBB+ or Baa1	0.625%	1.625%
Level 3 BBB or Baa2	0.750%	1.750%
Level 4 BBB- or Baa3	1.000%	2.000%
Level 5 Lower than Level 4	1.250%	2.250%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citibank, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
“Authorized Officer” means the Chief Executive Officer, Chief Financial Officer, the Chief Legal Officer, the Secretary, the Chief Accounting Officer, the Treasurer and such other persons designated by the Borrower in writing to the Agent by the Treasurer of the Borrower and acceptable to the Agent.
“Bail-In Action” has the meaning specified in Section 9.20.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(b) ½ of one percent per annum above the Federal Funds Rate;
(c) the rate calculated by the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day or, if no such rate is published on such day, the next preceding day on which a rate is published) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00%; provided that, if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and
(d) 0%.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.
“Capitalized Lease” means any lease of property, real, personal or mixed, the obligations under which are recorded on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP as capital leases or, after giving effect to FASB ASC Topic 842, as finance leases.
“Capitalized Lease Obligations” means all obligations of the Borrower and its Subsidiaries under or in respect of Capitalized Leases.
“Change in Control” means a change in control of the Borrower of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Borrower, a Subsidiary of the Borrower, or any employee benefit plan(s) sponsored by the Borrower or any Subsidiary of the Borrower, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 30% or more of the combined voting power of the outstanding securities of the Borrower ordinarily having the right to vote at the election of directors, or (ii) individuals who constituted the Board of Directors of the Borrower on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof; provided further that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Borrower's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Borrower in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board.
“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.06.
“Communications” has the meaning specified in Section 9.02(d)(ii).
“Confidential Information” has the meaning specified in Section 9.08.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated EBT” means, for any period, the total revenues of the Borrower and its Subsidiaries for such period, after deducting therefrom the cost of goods sold and all operating expenses for such period, including research and development and sales, general and administrative costs and interest expense for such period, all determined in accordance with GAAP on a consolidated basis, excluding any non-cash mark-to-market adjustment (positive or negative) for pension or other post-retirement gains or expenses for such period.
“Consolidated EBITDA” means, for any period, the Consolidated EBT of the Borrower and its Subsidiaries for such period, plus (a) the following to the extent deducted in calculating such Consolidated EBT, but without duplication: (i) amounts deducted in arriving at such Consolidated EBT in respect of non-cash nonrecurring charges, (ii) depreciation and amortization allowances, (iii) Consolidated Interest Expense for such period, (iv) other expenses or losses, including purchase accounting entries such as inventory adjustment to fair value, reducing such Consolidated EBT which do not represent a cash item in such period or any future period, and (v) fees and expenses incurred in connection with any proposed or actual acquisitions, investments, asset sales or divestitures in each case that are expensed, plus (b) reimbursement for losses incurred with respect to liability or casualty events or business interruption to the extent, without duplication (i) reimbursed to the Borrower or any of its Subsidiaries by third party insurance companies during such period or (ii) projected to be received no more than 12 months after the specified event or business interruption as reasonably projected and factually supported by the Borrower in good faith and to the extent not exceeding $250,000,000 for any period of 12 months (calculated on a pro forma basis as though such amounts had been received on the first day of such period) and minus (c) (i) amounts added in arriving at such Consolidated EBT in respect of cash nonrecurring charges paid during such period and (ii) other gains or additions, including purchase accounting entries such as inventory adjustment to fair value, increasing such Consolidated EBT which do not represent a cash item in such period or any future period. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, all interest charges (including amortization of debt discount and expense and the imputed interest component of Capitalized Lease Obligations properly chargeable to income during such period) for the Borrower and its Subsidiaries, on a consolidated basis, all determined in accordance with GAAP.
“Consolidated Net Tangible Assets” means, at any particular time, Consolidated Tangible Assets at such time after deducting therefrom all current liabilities, except for (i) notes and loans payable, (ii) current maturities of the principal component of Capitalized Lease Obligations, all as set forth on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and computed in accordance with GAAP.
“Consolidated Tangible Assets” means, at any particular time, the aggregate amount of all assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and computed in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.
“Debt” of any Person means (a) the sum of, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Debt of others referred to in clauses (i) through (iv) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt minus (b) the sum of, (i) cash and cash equivalents that are escrowed for the purpose of repayment of Debt, all of the foregoing determined in accordance with GAAP, and (ii) indebtedness, if any, arising in connection with receivables securitization and factoring programs in an aggregate principal amount not to exceed $500,000,000 at the time outstanding (for purposes of this clause, the “principal amount” of a receivables securitization program shall mean the Invested Amounts).
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means at any time, subject to Section 2.21(b), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon notification of such determination by the Agent to the Borrower and the Lenders.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Domestic Subsidiary” means any Subsidiary of the Borrower incorporated under the laws of the United States of America, any state thereof or the District of Columbia.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Environmental Affiliate” means, with respect to any Person, any other Person whose liability for any Environmental Claim such Person has retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law.
“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar written communication by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.
“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of hazardous or toxic materials, or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of hazardous or toxic materials.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.
“ERISA Person” has the meaning set forth in Section 3(9) of ERISA for the term “person.”
“ERISA Plan” means (a) any Plan that (i) is not a Multiemployer Plan and (ii) has Unfunded Benefit Liabilities in excess of $1,000,000 and (b) any Plan that is a Multiemployer Plan.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by reference to the rate calculated by the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) as the London interbank offered rate (“LIBOR”) for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that, if the Eurodollar Rate would be less than 0.75% based on the foregoing calculation, such rate shall be deemed to be 0.75% for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(ii).
“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
“GAAP” means generally accepted accounting principles in the United States specifically as applied in the preparation of the financial statements referred to in Section 4.01(e).
“Indebtedness” of any Person means, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price (or a portion thereof) of property or services (other than trade payables incurred in the ordinary course of business of such Person), (b) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (c) the principal component of all Capitalized Lease Obligations of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (e) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (f) payment obligations under any interest rate protection agreements (including without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements, (g) payment obligations under any facility for the sale or financing of receivables and (h) any indebtedness of any other Person of the character referred to in clauses (a) through (g) with respect to which such Person has become liable by way of any guarantee, similar contingent obligation or other arrangement which has the effect of assuring payment.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i) the Borrower may not select any Interest Period that ends after the Maturity Date;
(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
(iii) [Reserved];
(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrower in connection with any receivables securitization program and paid to the Borrower or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement of similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.
“Margin Stock” has the meaning provided such term in Regulation U.
“Material Adverse Effect” means a material adverse effect upon (a) the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole or (b) the ability of the Borrower to perform, or of the Agent or any of the Lenders to enforce, any of the Obligations.
“Material Subsidiary” means each Subsidiary of the Borrower which meets any of the following conditions: (a) the Borrower and its other Subsidiaries, investments in and advances to such Subsidiary exceed 10% of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, (b) the Borrower's and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (c) the Borrower's and its other Subsidiaries' equity in the income from the continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles (excluding non-recurring items and special charges) of such Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries consolidated for the most recently completed fiscal year.
“Materials of Environmental Concern” means all chemicals, pollutants, contaminants, wastes and otherwise hazardous or toxic substances, petroleum and petroleum products regulated by applicable Environmental Laws.
“Maturity Date” means April 8, 2021.
“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“Moody's” means Moody's Investors Service Inc.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender to the Borrower.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all amounts owing to the Agent or any Lender (whether a contingent obligation or otherwise) pursuant to the terms of this Agreement or any Note.
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participant Register” has the meaning assigned to such term in clause (d) of Section 9.07.
“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee benefit plan, covered by Title IV of ERISA, the funding requirements of which: (a) were the responsibility of the Borrower or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof, (b) are currently the responsibility of the Borrower or a member of its ERISA Controlled Group, or (c) hereafter become the responsibility of the Borrower or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.
“Potential Defaulting Lender” means, at any time, a Lender (i) as to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Agent has in good faith determined and notified the Borrower that such Lender or its Parent Company or a Subsidiary thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that is made that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Principal Property” means any manufacturing plant or manufacturing facility (in each case taken as a whole) which is (a) owned by the Borrower or any Principal Subsidiary, (b) located within the continental United States, and (c) in the opinion of the Board of Directors of the

Borrower, material to the total business conducted by the Borrower and the Principal Subsidiaries taken as a whole.
“Principal Subsidiary” means any Subsidiary of the Borrower (a) substantially all the property of which is located within the continental United States and (b) which owns any Principal Property; provided that the term “Principal Subsidiary” shall not include any such Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Borrower's operations outside the continental United States of America.
“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 5 under the definition of “Applicable Margin”; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin shall be based upon the higher rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.
“Ratable Share” of any amount means, with respect to any Lender at any time such Lender’s pro rata share of such amount determined based on such Lender’s Commitments at such time or, if the Commitments have been terminated, such Lender’s Advances at such time.
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” has the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Events as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in Section 4062(e) or 4063(a) of ERISA.
“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the aggregate amount of the Commitments of all Lenders, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments of such Lender at such time.
“Responsible Officer” means the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Assistant Treasurer of the Borrower.
“Restricted Subsidiary” means, for purposes of Section 5.02(d) hereof, a wholly-owned Subsidiary of the Borrower substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (a) the business of financing; (b) the business of owning, buying, selling, leasing, dealing in or developing real property; or (c) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.
“S&P” means S&P Global Ratings.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU Member State or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is or whose government is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“SPC” has the meaning specified in Section 9.07(g) hereto.
“Subsidiary” means, with respect to any Person, any corporation or other entity in which such Person has ownership or control sufficient under GAAP to require such corporation or entity to be consolidated with such Person for financial reporting purposes.
“Termination Event” means (a) a Reportable Event, or (b) the initiation of any action by the Borrower, any member of the Borrower's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (c) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA plan, except, in any such case, where the result thereof could not reasonably be expected to have a Material Adverse Effect.
“Type” means, as to any Advance, its nature as a Base Rate Advance or a Eurodollar Rate Advance.
“Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16), of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the interest rate and other assumptions used to determine the current liabilities of the Plan as required under Code Section 430.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. Commitments. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make an Advance to the Borrower on the Effective Date in a principal amount equal to its ratable portion of the amount requested in the related Notice of Borrowing (but in any event, not to exceed the amount of its Commitment). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be made in writing or by electronic mail or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 3:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02.
(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13.
(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03. [Reserved].
SECTION 2.04. [Reserved] .
SECTION 2.05. Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
SECTION 2.06. Termination or Reduction of the Commitments. (a) Prior to the Effective Date, the Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
(b) All unused Commitments shall automatically terminate after the Advances are made on the Effective Date.
SECTION 2.07. Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate principal amount of the Advances outstanding on the Maturity Date.
SECTION 2.08. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the

Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following the acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Agent.
SECTION 2.09. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii).
(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (New York time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.
(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
(f) If the rates calculated by the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) of the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such service) are unavailable:
(i) the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
(ii) with respect to each Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and
(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(g) Notwithstanding anything to the contrary in this Agreement, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined, that:
(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii) the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended, (to the extent of the affected LIBOR Advances or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Advances (to the extent of the affected LIBOR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period,

timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Borrower).
SECTION 2.10. Optional Conversion of Advances. The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Advances of one Type comprising the same Borrowing made to the Borrower into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and no Conversion of any Advances shall result in more than six separate Borrowings. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
SECTION 2.11. Prepayments of Advances. (a) The Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Amounts repaid or prepaid pursuant to this Section 2.11 may not be reborrowed.
SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing, converting to or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(c) For the avoidance of doubt, for the purposes of this Section 2.12, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.
SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.05(b)(ii), 2.05(c), 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b) All computations of interest based on the Base Rate (other than as calculated by reference to clauses (b) or (c) of the definition of Base Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be and all other computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
SECTION 2.15. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service (and such additional documentation required thereby), certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
(ii) If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement and any borrowings outstanding as of the Effective Date under the Existing

Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Solely for purposes of this Section 2.15(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim, subject to Section 9.05, with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation..
SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.
(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.
(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
SECTION 2.18. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including without limitation acquisitions. The Borrower will not request any Advance, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Advance (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case except to the extent permissible for a Person in compliance with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 2.19. [Reserved].
SECTION 2.20. [Reserved].
SECTION 2.21. Defaulting Lenders.
(a) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders and Potential Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b) If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.22(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
SECTION 2.22. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12 or the Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a), (ii) any Lender is a Defaulting Lender or (iii) any Lender does not approve any consent, waiver or amendment that (A) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (B) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by,

Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(C) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(D) such assignment does not conflict with applicable law; and
(E) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a) The Borrower shall have paid all fees required to be paid on or before the Effective Date, and all reasonable expenses of the Agent to the extent invoiced prior to the Effective Date.
(b) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii) No event has occurred and is continuing that constitutes a Default.
(c) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes made by the Borrower to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(ii) Certified copies of the resolutions of the Board of Directors (or equivalent body) of the Borrower approving this Agreement and the Notes to be delivered by it, and of its by-laws and certificate of incorporation, together with all amendments thereto, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(iii) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered by it hereunder.
(iv) A favorable opinion of David A. Woodmansee, Assistant General Counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.
(v) A favorable opinion of Jones Day, counsel for the Borrower, in form and substance satisfactory to the Agent.
(d) The Agent shall have received on or before the Effective Date (i) a counterpart of this Agreement signed on behalf of each party hereto and (ii) a copy of a good standing certificate issued by the Secretary of State of the jurisdiction of the Borrower’s jurisdiction of incorporation.
(e) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, requested at least three Business Days prior to the Effective Date.
SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a) Corporate Status. The Borrower and each Domestic Subsidiary (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction (other than the jurisdiction of its incorporation) in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(b) Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Notes to be delivered by it and has taken all necessary corporate action to authorize the execution, delivery and performance by the Borrower of this Agreement and such Notes. The Borrower has duly executed and delivered this Agreement, and this Agreement and each Note to be delivered by it constitutes, its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
(c) No Violation. Neither the execution, delivery or performance by the Borrower of this Agreement and the Notes to be delivered by it, nor compliance by it with the terms and provisions thereof nor the consummation of the financing transactions contemplated thereby, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Borrower.
(d) Litigation. Except as set forth in Schedule 4.01(d), there are no actions, suits or proceedings, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened which, individually or in the aggregate, may reasonably be expected to result in a Material Adverse Effect and no material adverse change has occurred with respect to any of the matters set forth in Schedule 4.01(d).
(e) Financial Statements; Financial Condition; etc. The audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at December 31, 2019, heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition and the results of operations of the entities covered thereby on the date and for the period covered thereby, except as disclosed in the notes thereto.
(f) Material Adverse Change. Since December 31, 2019, there has not occurred and there does not exist any event, act, condition or liability which has had, or may reasonably be expected to have, a Material Adverse Effect.
(g) Use of Proceeds; Margin Regulations. All proceeds of each Advance will be used by the Borrower only in accordance with the provisions of Section 2.18. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X.
(h) Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required for the due execution, delivery and performance of this Agreement or the Notes or the consummation of any of the transactions contemplated thereby.

(i) Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes shown on such returns and assessments payable by it which have become due, other than those not yet delinquent or those that are in the aggregate adequately reserved against in accordance with generally accepted accounting principles which are being diligently contested in good faith by appropriate proceedings. Except as set forth in Schedule 4.01(i), there are and will be no tax-sharing or similar arrangements with any Person (other than the Borrower and its Subsidiaries).
(j) ERISA. The Borrower and each member of its ERISA Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No such Person has (A) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (B) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code that is (1) in excess of $5,000,000 and (2) not discharged within 30 days of such failure to pay, or (C) incurred any liability, where the liability would result in a Material Adverse Effect, under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).
(k) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(l) True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower by a Responsible Officer in writing to the Agent or any Lender on or prior to the Effective Date, for purposes of or in connection with this Agreement or any of the transactions contemplated hereby is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower by a Responsible Officer in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. As of the Effective Date, there are no facts, events, conditions or liabilities known to the Borrower which, individually or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect.
(m) Environmental Matters. (i) Except as set forth in Schedule 4.01(m), (A) each of the Borrower, each of its Affiliates and, to the best of the Borrower's actual knowledge, each of its other Environmental Affiliates are in compliance with all applicable Environmental Laws except where noncompliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect, (B) each of the Borrower, each of its Affiliates, and, to the best of the Borrower's actual knowledge, each of its other Environmental Affiliates has all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted except where the failure to obtain any such Environmental Approval, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect, (C) neither the Borrower, any of its Affiliates, nor, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, such Affiliate or such Environmental Affiliate is not in full compliance with all Environmental Laws and where such noncompliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, and (D) to the best of the Borrower's actual knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future except where such noncompliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(ii) Except as set forth in Schedule 4.01(d), there is no Environmental Claim pending or threatened against the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, its other Environmental Affiliates, which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.
(iii) Except as set forth in Schedule 4.01(m), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, which Environmental Claims, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.
(iv) Without in any way limiting the generality of the foregoing, except as disclosed in Schedule 4.01(m), (A) there are no on-site or off-site locations in which the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates has stored, disposed or arranged for the disposal of Materials of Environmental Concern, (B) there are no underground storage tanks located on property owned or leased by the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, (C) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, and (D) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Borrower, any of its Affiliates or, to the best of the Borrower's actual knowledge, any of its other Environmental Affiliates, in each case the consequences of which may reasonably be expected to have a Material Adverse Effect.
(v) For purposes of this Section 4.01(m), “actual” knowledge means knowledge of a Responsible Officer.
(n) Ownership of Property. The Borrower and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Borrower or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. The personal and real property owned by the Borrower and its Subsidiaries is not subject to any Lien of any kind except Liens permitted hereby. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(o) No Default. The Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which may reasonably be expected to result in a Material Adverse Effect. No Default exists.
(p) Licenses, etc. The Borrower and each of its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain and hold the same, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(q) Compliance With Law. The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees except where such non-compliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(r) Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:
(a) Information Covenants. The Borrower shall furnish to each Lender:
(i) Quarterly Financial Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Borrower (other than the final quarter), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year.
(ii) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and, with respect to such consolidated financial statements, certified with an unqualified opinion by independent certified public accountants of recognized national standing selected by the Borrower.
(iii) Officer's Certificate. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of the chief financial officer or treasurer of the Borrower which certifies (A) that such financial statements fairly present the financial condition and the results of operations of the Borrower and its Subsidiaries on the dates and for the periods indicated in accordance with generally accepted accounting principles, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (B) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof and (C) in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP. Such certificate shall be substantially in the form of Exhibit E.
(iv) Notice of Default. Promptly after the Borrower obtains knowledge of the occurrence of any Default, a certificate of the chief financial officer or treasurer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto.
(v) Litigation. Promptly after (i) the occurrence thereof, notice to the institution of or any development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Borrower, any of its Subsidiaries or any material property of any thereof which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration.
(vi) ERISA. (A) As soon as possible and in any event within 10 days after the Borrower or any member of its ERISA Controlled Group knows, or has reason to know, that: (1) any Termination Event with respect to a Plan has occurred or will occur, or (2) any condition exists with respect to a Plan which presents a material risk of termination of the Plan or imposition of an excise tax or other liability on the Borrower or any member of its ERISA Controlled Group which might have a Material Adverse Effect on the Borrower, or (3) the Borrower or any member of its ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, or (4) the Borrower or any member of its ERISA Controlled Group has engaged in a “prohibited transaction”, as defined in Section 4975 of the Internal Revenue Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Internal Revenue Code and Section 408 of ERISA, or (5) any condition exists with respect to a Multiemployer Plan which presents a material risk of a complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) by the Borrower or any member of its ERISA Controlled Group from a Multiemployer Plan whereupon potential liability exceeds $50,000,000, or (6) the Borrower or any member of its ERISA Controlled Group is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (7) a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Internal Revenue Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA), or (8) the potential withdrawal liability (as determined in accordance with Title IV of ERISA) of the Borrower and the members of its ERISA Controlled Group with respect to all Multiemployer Plans with respect to which any condition exists which presents a material risk of a complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan has increased to an amount in excess of $75,000,000 or (9) there is an action brought against the Borrower or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, a certificate of the chief financial officer or treasurer of the Borrower setting forth the details of each of the events described in clauses (1) through (9) above as applicable and the action which the Borrower or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (1) through (9) above, as applicable.
(B) As soon as possible and in any event within five Business Days after the receipt by the Borrower or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Borrower or such member of its ERISA Controlled Group of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the chief financial officer or treasurer of the Borrower setting forth the action which the Borrower or such member of its ERISA Controlled Group proposes to take with respect thereto.
(vii) SEC Filings. Promptly upon the filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any governmental agencies substituted therefore or promptly upon the mailing thereof, copies of such documents, material, information and reports which the Borrower shall send to or generally make available to its stockholders.
(viii) Environmental. Unless prohibited by any applicable law, rule, regulation, order, writ, injunction or decree of, or agreement with, any court or governmental instrumentality, or in the case of an Environmental Affiliate which is not otherwise an Affiliate of the Borrower, any contractual undertaking the primary purpose of which was other than to prohibit the disclosure of such information, promptly and in any event within ten Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and the Borrower's, Affiliate's or Environmental Affiliate's proposed response thereto: (A) the receipt by the Borrower, any of its Affiliates, or, to the best of its actual knowledge, any of its other Environmental Affiliates of any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that such Person is not in compliance with applicable Environmental Laws and such noncompliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, (B) the Borrower, any of its Affiliates, or to the best of its actual knowledge, any of its other Environmental Affiliates shall obtain knowledge that there exists any Environmental Claim pending or threatened against such Person, which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (C) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against the Borrower, any of its Affiliates or any of its other Environmental Affiliates, which Environmental Claim, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. For purposes of this clause (viii), “actual” knowledge shall have the meaning provided by Section 4.01(m)(v).
(ix) Other Information. From time to time with reasonable promptness, such other information or documents (financial or otherwise) as the Agent or any Lender through the Agent may reasonably request.

In lieu of furnishing to the Agent paper copies of the documents required to be delivered pursuant to Sections 5.01(a)(i), (ii), (v) and (vii), to the extent such documents are filed with the SEC or, in the case of clause (vii), posted on the Borrower’s Internet website, the documents shall be deemed to have been delivered on the date on which the Borrower posts such documents on its Internet website or on the SEC’s EDGAR system. Notwithstanding the foregoing, the Borrower shall deliver paper copies of such documents to any Lender that requests the Borrower to deliver such paper copies.
(b) Books, Records and Inspections. The Borrower shall, and shall cause each of its Domestic Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and to examine the books of record and account of the Borrower or any of its Subsidiaries, and discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice, at such reasonable times and to such reasonable extent as such Lender may desire, provided any information obtained as the result of such inspection, examination or discussion shall be deemed to constitute Confidential Information.
(c) Maintenance of Insurance. On and after the Effective Date until the Maturity Date, the Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies or through self-insurance programs consistent with past practices, insurance on itself and its properties in at least such amounts (in such types and with such deductibles) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business similarly situated.
(d) Taxes. (i) The Borrower shall pay or cause to be paid or discharged, and shall cause each of its Subsidiaries to pay or cause to be paid or discharged, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Borrower or such Subsidiaries, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with generally accepted accounting principles.
(ii) Except as set forth in Schedule 5.01(d), the Borrower shall not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than the Borrower and its Subsidiaries).
(e) Corporate Franchises. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals, except where the failure to so preserve any of the foregoing (other than existence) may not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f) Compliance with Law. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, ERISA and all Environmental Laws, other than those the non-compliance with which, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.
(g) Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, ensure that its material properties used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted.
SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:
(a) Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its or their property (whether real or personal, including, without limitation, accounts receivable and inventory) or any interest it or they may have therein, whether owned at the date hereof or hereafter acquired (unless, in the case of any Lien of or upon the property of any of its Subsidiaries, all obligations and indebtedness thereby secured are held by the Borrower or any of its Subsidiaries); provided that the provisions of this Section 5.02(a) shall not prevent or restrict the existence or creation of:
(i) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith; and materialmen's, mechanic's, carrier's, workmen's, repairmen's, landlord's or other like liens, or deposits to obtain the release of such liens;
(ii) pledges or deposits to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, or bids of contracts and pledges or deposits made in the ordinary course of business for similar purposes;
(iii) licenses, easements, rights of way and other similar encumbrances, or zoning or other restrictions as to the use of real properties, the existence of which does not in the aggregate interfere with the operation of the business of the Borrower or any Subsidiary thereof;
(iv) Liens of or upon any property or assets owned by any Subsidiary of the Borrower existing on the date on which such Subsidiary first became a Subsidiary, if such date is subsequent to the date hereof;
(v) Liens of or upon (A) any property or assets acquired by the Borrower or any of its Subsidiaries (whether by purchase, merger or otherwise) after the date hereof and not theretofore owned by the Borrower or any of its Subsidiaries), or (B) improvements made on any property or assets now owned or hereafter acquired, securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or the making of such improvements or existing at the time of such acquisition (whether or not assumed) or the making of such improvements, if (x) such Lien shall be limited to the property or assets so acquired or the improvements so made, (y) the amount of the obligations or indebtedness secured by such Liens shall not be increased after the date of the acquisition of such property or assets or the making of such improvements, except to the extent improvements are made to such property or assets after the date of the acquisition or the making of the initial improvements, and (z) in each instance where the obligation or indebtedness secured by such Lien constitutes an obligation or indebtedness of, or is assumed by, the Borrower or any of its Subsidiaries, the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (which may be determined in good faith by the Board of Directors of the Borrower), whichever is lower, of the property or assets or improvements at the time of the acquisition or making thereof;
(vi) Liens arising under leases described on Schedule 5.02(a) hereof and Capitalized Leases;
(vii) mortgages securing indebtedness of a Subsidiary of the Borrower owing to the Borrower or to another Subsidiary of the Borrower;
(viii) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Borrower or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Borrower or any of its Subsidiaries;
(ix) Liens on or other conveyances of property owned by the Borrower or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;
(x) Liens on accounts receivable sold to Eastman Chemical Financial Corporation, a Delaware corporation and a wholly owned (directly or indirectly) special purpose entity of the Borrower, arising under the Borrower's securitization program existing on the date hereof or precautionary liens on accounts receivable sold by the Borrower or any of its Subsidiaries to a third party factor;
(xi) renewals, extensions or replacements of the Liens referred to in clauses (iv) through (x) for amounts which shall not exceed the principal amount of the obligations or indebtedness so renewed or replaced at the time of the renewal or replacement thereof and applying only to the same property or assets theretofore subject to such Liens;
(xii) Liens on cash collateral provided under the terms of this Agreement; and
(xiii) Liens (including Liens to secure judgments pending appeal) not otherwise permitted by this Section 5.02(a) securing obligations of the Borrower or any Subsidiary thereof in an aggregate principal amount outstanding at any one time not to exceed an amount equal to 15% of Consolidated Net Tangible Assets at such time.
(b) Restriction on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the property of the Borrower, or, in the case of a Subsidiary of the Borrower, the business or property of the Borrower and its Subsidiaries taken as a whole, whether now or hereafter acquired; provided that any such merger or consolidation shall be permitted if (i) the Borrower shall be the continuing corporation (in the case of a merger or consolidation), or the successor, if other than the Borrower, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such corporation shall expressly assume to the satisfaction of the Agent the due and punctual performance and observance of all of the covenants and obligations contained in this Agreement and the Notes to be performed by the Borrower, (ii) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, and (iii) on the effective date of any such merger or consolidation occurring on or after the Restatement Date, the covenant contained in Section 5.03, calculated on a pro forma basis with respect to the twelve month period ending on such date, after giving effect to such merger or consolidation with respect to the Borrower or other obligor for the Advances and other obligations hereunder, shall be satisfied; and provided, further that any majority-owned Subsidiary of the Borrower may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Borrower or any other majority-owned Subsidiary of the Borrower. Pro forma compliance with Section 5.03 shall be determined in a manner which includes appropriate adjustments to Consolidated Interest Expense and Consolidated EBT, including, without limitation, adjustments designed to reflect indebtedness incurred in connection with or in contemplation of such merger or consolidation and interest expense for the twelve month period ending on the date of such determination in respect thereof, and shall be demonstrated to the reasonable satisfaction of the Agent.
(c) Sales and Leasebacks. The Borrower shall not, nor shall it permit any Principal Subsidiary to, enter into any arrangement with any Person that provides for the leasing to the Borrower or any Principal Subsidiary of any Principal Property, which Principal Property has been or is to be sold or transferred by the Borrower or such Principal Subsidiary to such Person, unless the Borrower or such Principal Subsidiary would be entitled, pursuant to Section 5.02(a), to create, incur, assume or suffer to exist any Lien upon such property securing Indebtedness; provided that the aggregate fair market value of all properties subject to such arrangements shall not exceed at any time 10% of the Consolidated Net Tangible Assets and provided further that from and after the date on which such arrangement becomes effective the same shall be deemed for all purposes under Section 5.02(a) to be Indebtedness secured by a Lien.
(d) Limitations on Restricted Subsidiary Debt. The Borrower shall not permit any Restricted Subsidiary to incur or assume any Debt except:
(i) Debt that is or could be secured by a Lien permitted pursuant to Section 5.02(a);
(ii) Debt outstanding on the Effective Date;
(iii) Debt issued to and held by the Borrower or another Subsidiary;
(iv) Debt incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt was not incurred in anticipation of such transaction and was outstanding prior to such transaction;
(v) Debt incurred in the ordinary course of business and maturing within one year; and
(vi) extensions, renewals or replacements of any of the foregoing;
provided, however, that the Borrower may permit a Restricted Subsidiary to incur Debt as permitted by clauses (ii), (iv), (v) and (vi) of this Section 5.02(d) only to the extent that the aggregate amount of such Debt of all Restricted Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets.

(e) Use of Proceeds. The Borrower will not request any Borrowing, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of Debt of the Borrower and its Subsidiaries on a Consolidated basis to Consolidated EBITDA of the Borrower and its Subsidiaries (the “Leverage Ratio”) for any four consecutive fiscal quarters of the Borrower (taken as one accounting period), of not greater than 3.50 to 1.00; provided that, upon written notice (such notice, an “Increase Leverage Notice”) to the Agent from the Borrower that an acquisition with an aggregate consideration greater than or equal to $300,000,000 has been consummated, the Borrower will be permitted to maintain a Leverage Ratio of not greater than 4.00 to 1.00 for the period of four consecutive fiscal quarters immediately following the consummation of such acquisition; provided, further, that following such four consecutive fiscal quarters for which the maximum Leverage Ratio is increased, the maximum Leverage Ratio shall revert to 3.50 to 1.00 for not fewer than two fiscal quarters before a subsequent Increase Leverage Notice is delivered to the Agent.
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a) Failure to Make Payments. The Borrower shall (i) default in the payment when due of any principal of the Advances, and such default shall continue unremedied for one or more Business Days or (ii) default, and such default shall continue unremedied for ten or more days, in the payment when due of any interest on the Advances or (iii) default, and such default shall continue unremedied for 30 or more days from the date of notice of such default, in the payment when due of any fees or any other amounts owing hereunder; or
(b) Breach of Representation or Warranty. Any representation or warranty made by the Borrower herein in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made; or
(c) Breach of Covenants. The Borrower shall fail to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a) or (b) above), and, if capable of being remedied, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent; provided that there shall be deducted from such number of days any grace period utilized by the Borrower in notifying the Agent of such Default pursuant to Section 5.01(a)(iv); or
(d) Default Under Other Agreements. The Borrower or any of its Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness in the principal amount of $125,000,000 or more and such default shall continue beyond any applicable grace period; or the Borrower or any of its Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, unless, in each case, waived by such holder or holders, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment, and the principal amount of such Indebtedness exceeds $125,000,000; or
(e) Bankruptcy, etc. (i) The Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary or there is commenced against the Borrower or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or (vi) the Borrower or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or (viii) the Borrower or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) the Borrower or any Material Subsidiary shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (x) any corporate action is taken by the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or
(f) ERISA. The Borrower or any member of its ERISA Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $125,000,000 for which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $100,000,000 shall be filed under Title IV of ERISA by the Borrower or any member of its ERISA Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $100,000,000 or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $100,000,000 must be terminated; or there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA with respect to, one or more Multiemployer Plans which could cause the Borrower or one or more members of the ERISA Controlled Group to incur a current payment obligation in excess of $125,000,000 if not paid when due; or
(g) Judgments. One or more judgments or decrees in an aggregate amount of $125,000,000 or more shall be entered by a court against the Borrower or any of its Subsidiaries and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance, with deductible or self-insured retention consistent with industry practices, between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-”

by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(h) Change in Control. At any time on or after the Effective Date a Change in Control shall have occurred.
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
[Reserved].
ARTICLE VIII
THE AGENT
SECTION 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and Article VI), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by a Borrower or a Lender.
(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower), from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
(b) The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender's Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Borrower.
SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 8.07. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
SECTION 8.08. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.
SECTION 8.09. Other Agents. Each Lender hereby acknowledges that no Arranger and no syndication agent nor any other Lender designated as any “Agent” (other than the Agent) on the signature pages or the cover hereof has any obligation, responsibility or liability hereunder other than in its capacity as a Lender.
SECTION 8.10. Certain ERISA Matters. (a) Each Lender(x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets”(within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts),PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager”(within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).
A used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX
MISCELLANEOUS
SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) [reserved] or (g) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (y) no amendment, waiver or consent with respect to, Section 9.07(g) shall, unless in writing and signed by each Lender that has granted a funding option to an SPC in addition to the Lenders required above to take such action, affect the rights or duties of such Lender or SPC under this Agreement or any Note.
SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i) if to the Borrower, to it at 200 South Wilcox Drive, Kingsport, Tennessee 37662, Attention of Treasurer (Facsimile No. 423-224-0165; Telephone No. 423-229-2000);
(ii) if to the Agent, to Citibank, N.A. at One Penns Way, Building Ops II, Floor 2, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (646) 274-5080 ; Telephone No. (302) 894-6010; Email: AgencyABTFSupport@citi.com with a copy to GLAgentOfficeOps@citi.com);
(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d) Platform.
(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on DebtDomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent any Lender by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents, partners and advisors (each, an

“Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of any Material of Environmental Concern on any property of the Borrower or any of its Subsidiaries or any Environmental Claim or other liability relating to any Environmental Law relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate as to the amount of such compensation, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by the Borrower shall be null and void).
SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Commitment) any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Commitment) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Commitments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person or a holding company, investment vehicle or trust for or owned by and operated for the primary benefit of a natural Person.
(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of (and shall record in such register) the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Each Lender may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Lender is obligated to fund under this Agreement (and upon the exercise by such SPC of such option to fund, such Lender's obligations with respect to such Advance shall be deemed satisfied to the extent of any amounts funded by such SPC); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) any such option granted to an SPC shall not constitute a commitment by such SPC to fund any Advance, (v) neither the grant nor the exercise of such option to an SPC shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including, without limitation, its obligations under Section 2.15) and (vi) no SPC shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option. Each party to this Agreement hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

SECTION 9.08. Confidentiality. Each of the Agent and the Lenders agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed on a confidential basis (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and credit insurers; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Confidential Information (x) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (y) becomes publicly available other than as a result of a breach of confidentiality obligations known to the Agent, such Lender. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement and the Commitments.
For purposes of this Section, “Confidential Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
SECTION 9.09. [Reserved].
SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or PDF shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures

and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, further, that, without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
SECTION 9.12. [Reserved] .
SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Note shall affect any right that the Agent or any Lender or may otherwise have to bring any action or proceeding relating to this Agreement or any Note against the Borrower or its properties in the courts of any jurisdiction. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction..
(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.14. [Reserved].
SECTION 9.15. [Reserved].
SECTION 9.16. Power of Attorney. Each Subsidiary of the Borrower may from time to time authorize and appoint the Borrower as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.
SECTION 9.17. Patriot Act. Each Lender hereby notifies the Borrower and each other obligor or grantor (each a “Loan Party”) that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.
SECTION 9.18. No Fiduciary Duties. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers, the syndication agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 9.19. [Reserved].
SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 9.21. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN CHEMICAL COMPANY

By: _______________________________
Name:
Title:

CITIBANK, N.A.,
as Agent
By: _______________________________
Name:
Title:
Initial Lenders
CITIBANK, N.A.
By: _______________________________
Name:
Title:
JPMORGAN CHASE BANK, N.A.
By: _______________________________
Name:
Title:
BANK OF AMERICA, N.A.
By: _______________________________
Name:
Title:
MIZUHO BANK, LTD.
By: _______________________________
Name:
Title:
MORGAN STANLEY BANK, N.A.
By: _______________________________
Name:
Title:
TRUIST BANK
By: _______________________________
Name:
Title:

SCHEDULE I
EASTMAN CHEMICAL COMPANY
364-DAY TERM LOAN CREDIT AGREEMENT
COMMITMENTS

Name of Initial Lender	Commitment
Citibank, N.A.	$50,000,000
Bank of America, N.A.	$50,000,000
JPMorgan Chase Bank, N.A.	$50,000,000
Mizuho Bank, Ltd.	$50,000,000
Morgan Stanley Bank, N.A.	$25,000,000
Truist Bank	$25,000,000
Total:	$250,000,000

Schedule 4.01(d) – Disclosed Litigation
NONE

Schedule 4.01(i) – Tax Sharing Agreements
NONE

Schedule 4.01(m) – Environmental Matters
NONE

Schedule 5.01(d)
Tax Filings with any Person Other than the Borrower and its Subsidiaries
NONE

Schedule 5.02(a) – Leases
NONE

EXHIBIT A - FORM OF
        NOTE
U.S.$_______________     Dated: _______________, 20__
FOR VALUE RECEIVED, the EASTMAN CHEMICAL COMPANY, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364-Day Term Loan Credit Agreement dated as of April 9, 2020 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Maturity Date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
EASTMAN CHEMICAL COMPANY
By __________________________
          Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

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EXHIBIT B - FORM OF NOTICE OF
BORROWING
Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
One Penns Way, Building Ops II, Floor 2
New Castle, Delaware 19720
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
The undersigned, Eastman Chemical Company, refers to the 364-Day Term Loan Credit Agreement, dated as of April 9, 2020 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i) The Business Day of the Proposed Borrowing is _______________, 20__.
(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
(iii) The aggregate amount of the Proposed Borrowing is $_______________].
[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsections (d), (f) and (m) thereof) [and in the Designation Agreement of the undersigned] are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
EASTMAN CHEMICAL COMPANY
By __________________________
Title:

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EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:  ________________________________

           ______________________________
        [Assignor [is] [is not] a Defaulting Lender]

2. Assignee:  ______________________________

           ______________________________
        [for Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3. Borrower(s):  Eastman Chemical Company

4. Agent:   Citibank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: The $250,000,000 364-Day Term Loan Credit Agreement dated as of April 9, 2020 among Eastman Chemical Company, the Lenders parties thereto, Citibank, N.A., as Agent, and the other agents parties thereto

6.  Assigned Interest:

Assignor [1]	Assignee [2]	Aggregate Amount of Commitment/Advances for all Lenders [3]	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/ Advances [4]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7. Trade Date:  ______________]5

[Page break]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:

1List each Assignor, as appropriate.
2List each Assignee, as appropriate.
3Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
5To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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[Consented to and]6 Accepted:

CITIBANK, N.A., as
Agent

By: _________________________________
Title:

[Consented to:]7

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

6To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
7To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(k) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United Stated, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER
[Effective Date]
To each of the Lenders parties
to the 364-Day Term Loan Credit
Agreement dated as of April 9, 2020
among Eastman Chemical Company,
said Lenders and Citibank, N.A.,
as Agent for said Lenders, and
to Citibank, N.A., as Agent
Eastman Chemical Company
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the 364-Day Term Loan Credit Agreement, dated as of April 9, 2020 (the “Credit Agreement”), among Eastman Chemical Company (the “Borrower”), the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.
I am Assistant General Counsel and Assistant Secretary of the Borrower, and offer these opinions in connection with the transactions contemplated by the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Credit Agreement.
In connection with this opinion, I or people under my direct supervision have examined originals or copies, certified or otherwise identified to my or their satisfaction, of the following:
(1) The Credit Agreement.
(2) The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.
(3) The Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”).
(4) The by-laws of the Borrower and all amendments thereto (the “By-laws”).
I have also examined the originals, or copies certified to my satisfaction, of the documents listed in a certificate of the chief financial officer of the Borrower, dated the date hereof (the “Certificate”), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect the Borrower's right to borrow money or the Borrower's obligations under the Credit Agreement or the Notes. In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the

Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.
For purposes of this opinion, I have assumed, with your consent, that the Credit Agreement constitutes the valid and binding obligation of each party thereto, enforceable in accordance with its terms. I express no opinion as to the effect on the opinions herein stated of the compliance or noncompliance of any party to the Credit Agreement, other than the Borrower, with any state, federal or other laws or regulations applicable to such party.
I am a member of the Bar of the State of Tennessee and the opinions expressed herein are specifically limited to the law of the State of Tennessee, the General Corporation Law of the State of Delaware and the Federal law of the United States.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document listed in the Certificate or, to the best of my knowledge, contained in any other similar document, and (iv) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon the Borrower or its properties that is listed on the Certificate. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.
3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.
4. In any action or proceeding arising out of or relating to the Credit Agreement or the Notes in any court of the State of Tennessee or in any Federal court sitting in the State of Tennessee, such court would recognize and give effect to the provisions of Section 9.10 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
5. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, except as described in Schedule 4.01(d) to the Credit Agreement, that are likely to have a
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materially adverse effect upon the financial condition or operations of the Borrower or any of its Subsidiaries.
Yours very truly,

David A. Woodmansee
Vice President, Assistant General Counsel, and Assistant Secretary

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EXHIBIT E - FORM OF
COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE

The undersigned hereby certifies pursuant to Section 5.01(a)(iii) of the 364-Day Term Loan Credit Agreement, dated as of April 9, 2020, among Citibank, N.A., as Agent, Eastman Chemical Company (the “Borrower”) and the Banks signatory thereto (as amended to date, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them therein) as follows:

(a) I am the duly elected and acting [chief financial officer][treasurer] of the Borrower, and as such, authorized to execute and deliver this certificate.

(b) The financial statements (the “Financial Statements”) accompanying this certificate pursuant to Section [5.01(a)(i)] [5.01(a)(ii)] of the Credit Agreement fairly present the financial condition and the results of operations of the Borrower and its Subsidiaries on the dates and for the periods indicated, subject (if the Financial Statements are for an interim reporting period) to normally recurring year-end adjustments.

(c) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the business and condition of the Borrower and its Subsidiaries during the accounting period covered by the Financial Statements and as a result of such review I have concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the Financial Statements and ending on the date hereof.

(d) Schedule 1 hereto sets forth the calculations I have performed, or caused to be performed under my supervision, in order to determine whether the Borrower was in compliance with the provisions of Section 5.03 as of the end of the accounting period covered by the Financial Statements.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of __________, 20__.

             EASTMAN CHEMICAL COMPANY

             By:____________________________
              [William T. McLain, Jr.
              Senior Vice President and
              Chief Financial Officer]

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